EXHIBIT 99.2


CONTACTS:
Kearstin Patterson                                  Christine Pietryla
Vice President of Communications                    Senior Consultant
National Coal Corp.                                 Cunningham & Company
865/690-6900 (direct)                               312/334-9037 (direct)
865/207-3875 (cell)                                 312/208-8776 (cell)
kpatterson@nationalcoal.com                         cpietryla@cunninghamcomp.com


                     NATIONAL COAL CORP. APPOINTS ENERGY AND
                   FINANCIAL LEADERS TO ITS BOARD OF DIRECTORS

Knoxville, Tenn. - (April 1, 2005) - National Coal Corp. (OTC BB: NCOC), an Appalachian Region coal producer, today announces that Robert Heinlein and Ken Scott have been appointed to the Company's board of directors. Heinlein will chair the audit committee and serve as the board's financial expert, and Scott will chair the compensation committee.

Heinlein and Scott join as independent directors and will serve along side Scott Filstrup who was appointed in February.

"National  Coal's  ability  to  attract  seasoned  candidates  to its  board  of directors is a testament to the strength of the Company's business model," explains Jon Nix, president, CEO and chairman of the board for National Coal. "They bring with them a wealth of experience that will assist the Company in maintaining its focus on maximizing shareholder value by accelerating its organic growth and continuing its successful campaign of strategic acquisitions."

Heinlein is a financial and accounting professional with nearly 20 years of executive experience with consulting firms and corporate entities. Currently, Heinlein is a partner in Full Lein Consulting Ltd. Co., an independent consulting firm that specializes in assisting public companies in their effort to meet Sarbanes-Oxley compliance. Prior to Full Lein, he held the position of vice president of finance and chief financial officer at Boca Research, Inc. Heinlein also served as senior audit manager at Deloitte L.L.P., one of the largest audit, tax and consulting firms in the world. Heinlein is a certified public accountant in the state of Florida and holds a masters degree in accounting from Florida Atlantic University.

Scott is a seasoned businessman with over 40 years of experience, particularly in the energy industry, and has significant experience in transaction processing, business design, operations, and outsourcing. Scott spent most of his career with Perot Systems Corporation where he most recently served as senior vice president of energy and managing director of its European operations. He has also held positions at EDS, DuPont Glore Forgan, Inc., Petrus Oil and Railhead Energy Company and served as a member of the board of directors for these companies as well as Dallas Petroleum Club. Scott holds bachelors and masters degrees in business administration from Texas A&M University.


ABOUT NATIONAL COAL CORP.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in Eastern Tennessee and Southeastern Kentucky. For more information, visit www.nationalcoal.com.